Exhibit 99.9

November 27, 2006

Mr. Joseph B. Leonard

Chairman and Chief Executive Officer

Air Tran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

Dear Joe:

I received your letter dated November 22, 2006, and it appears that you misunderstand the process we have undertaken to respond to your indication of interest. Since we first received your October 20, 2006 letter we have been moving with all deliberate speed to provide you with a response.

As I noted in my October 25, 2006 letter to you, we immediately communicated your indication of interest to our Board of Directors for its review and consideration. Since that time, the Board has taken many steps to fully understand the ramifications of your indication of interest. At its direction, the Board Affairs and Governance Committee has discussed this matter at several special meetings. The Board has engaged several advisors who are working to assist the Board, and extensive analysis is being conducted by our senior executives. The Board will take up the matter on December 6th which we believe is the earliest point at which we and our advisors will be able to present to the Board the results of a complete and thorough analysis. It is in no way intended to be a delaying tactic and in fact raises no corporate governance issues as suggested in your letter.

Let me be clear – we take your indication of interest seriously and are working diligently to ensure that we are properly discharging our fiduciary duties to our shareholders and giving due consideration to the interests of our other stakeholders.

As I have said before, we are mindful of your desire to proceed in an expeditious manner, and of course we are aware of the significant changes occurring in our industry. However, it is our legal obligation to take the time necessary to respond to your indication of interest in an appropriate and well-considered manner.

MW 1217945 Clare Campus-West Wing, 674 South Howell Avenue, HQ-6, Oak Creek WI 53154-1402

Direct: 414-570-2950 Fax: 414-570-0080 Web: www.midwesternairlines.com E-mail: time.hoeksema@midwestairlines.com

MIDWEST AIR GROUP, INC. IS A PUBLIC COMPANY, TRADED ON THE AMEX UNDER THE SYMBOL MEH

We appreciate the value you see in our company, and I hope that you can appreciate that we are striving to do what is in our company’s best interests.

Very truly yours,

/s/ Timothy E. Hoeksema
Timothy E. Hoeksema Chairman, CEO and President